Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

Parker-Hannifin Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	3.650% Senior Notes due 2024	457(r)	$1,400,000,000	99.931%	$1,399,034,000	.0000927	$129,690.46
Fees to Be Paid	Debt	4.250% Senior Notes due 2027	457(r)	$1,200,000,000	99.788%	$1,197,456,000	.0000927	$111,004.18
Fees to Be Paid	Debt	4.500% Senior Notes due 2029	457(r)	$1,000,000,000	99.780%	$997,800,000	.0000927	$92,496.06
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts				$3,594,290,000		$333,190.70
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due						$333,190.70

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price of those offerings is $3,594,290,000.